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                                                                    EXHIBIT 99.1

PRESENTATION
MR. SCHAEFER

         I am proud of the Company I founded some thirty years ago. I am especially proud of our many executives, managers, and employees, including my daughters Bonnie and Marla, who have spent decades working to make Claire's the great Company it has become. Bonnie, Marla and I all stand committed to our Company's values. We remain dedicated to our customers, employees and shareholders, and to our family's commitment to this Company.

         On the recommendation of the Company's two vice-chairs, Bonnie and Marla, Claire's retained one of the nation's leading consultants on succession planning for family controlled companies to advise us on this process. At a recent board meeting, management raised the issue of succession planning with our board of directors, who supported our initiative. I am pleased to announce that the Company is committed to completing a succession plan, under the leadership of the Company's two vice-chairs which will be presented to our board of directors for approval. There are several important parts of succession planning, including ownership, governance and management.

         Many of you may be familiar with the recent remarks of Henry Paulson, Chairman of Goldman Sachs, about how low the repute of America's corporate CEO's has fallen. Other companies, such as S.C. Johnson, have recently chosen to emphasize their proud history and bright future as "Family Companies," to distinguish them from the Enron's of this world. We are proud of being a family company like S.C. Johnson, and our succession planning incorporates this commitment.

         As a Company that employs over 16,000 people, we continue to recruit talent to join our strong management team. I am pleased, therefore, to announce that we are in the process of selecting an executive search firm to help us add to our management talent.

         We look forward to reporting on the full range of succession plan issues that we are now moving to consider and decide in the future. I would now like to hand you over to Marla and Bonnie who will give you a brief report card on Fiscal 2002 which was a particularly challenging year due to the tragic events of September 11th. I am proud to add that Claire's and its employees donated $100,000 to various charities connected with the disasters.



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MARLA

         Thank you Rowland,

         Good morning ladies and gentlemen.

         I would like to give you a brief overview of the operations for Claire's Accessories North America and Icing by Claire's and Bonnie will give you the update for our international operations, store operations and the store opening plan for fiscal 2003.

         Domestically, mall traffic, which had already been down in the beginning of fiscal 2002, worsened and resulted in a very promotional retail environment. Taking all of that into account, we were pleased that our results for the full fiscal year were positive and, in fact, our fourth quarter results of fiscal 2002, as well as our first quarter results of fiscal 2003, beat our original guidance.

         Same store sales for Claire's North America were tough in fiscal 2002, but we believe this was due to lack of fashion direction and the general retail environment being extremely difficult. In fact the average same store sales comparison for retailers focusing on teens and young adults has been flat or negative for 15 months in a row, not including the Easter shift. For the first quarter of fiscal 2003 we strategically moved into more fashion jewelry to capitalize on current fashion trends, which is proving to be a good move. We continue to believe that we have the right product in our Claire's Accessories stores and we were pleased that we posted a positive same store sales comp for May. In fact this morning we announced that sales for June have continued to be strong and revised our earnings guidance to 23 cents per diluted share from continuing operations for the second quarter compare to our previous guidance of 17 cents per diluted share from continuing operations.

         The second and third quarters of fiscal 2002 were very tough for our Icing by Claire's division. The direction we had taken the Icing by Claire's stores in the first quarter of fiscal 2002 was not well received by our customers and we took drastic steps to fix that division. We have re-invented the merchandise presentation at our Icing by Claire's stores which has proved very successful.

         At this point in time, we believe we have completed the turn around at Icing by Claire's. We feel that we have the right product differentiation, which has been validated by the dramatic improvement in their same store sales during the past six months. We have started changing the name of the Afterthought stores to Icing by Claire's to capitalize on Claire's brand power, and by the end of the fiscal year we plan to have approximately 100 stores under the new name plate.



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         Our goal for fiscal 2003 is to focus the Company's efforts on its core fashion accessory brands, Claire's Accessories and Icing by Claire's. It is with these core brands that we can better enhance shareholder value. In furtherance of that goal, we are happy to report that we completed the sale of our men's apparel division, Lux Corporation (dba Mr. Rags) on May 18, 2002.

         I would now like to hand you over to Bonnie for an overview of our international and store operations for fiscal 2002 as well as the store opening plan for fiscal 2003.

BONNIE

         Thank you Marla,

         Good morning ladies and gentlemen.

         On the international front, we first established our foothold in Europe in 1996 by buying 48 stores in the U.K. with the acquisition of Bow Bangles. Since then, we have completed two additional acquisitions with Cleopatre in France and Bijoux One which operates stores in Austria, Switzerland and Germany. Our goal has been to build upon the store base in Europe and we currently operate over 558 stores in Europe. Both sales and operating margins have been stronger in Europe and in fact the stores ring up approximately 250% more in sales per square foot than their American counterparts. This is why we are concentrating our growth in Europe. During fiscal 2002 and going forward, our goal is to continue to build the infrastructure in Europe to support our aggressive growth initiatives in all the countries we currently have a presence.

         We were very pleased with the performance of Claire's Europe in fiscal 2002, which includes stores in the UK, Ireland, Austria, Switzerland and Germany. These stores continued to perform well, particularly in the second half of fiscal 2002. The continued performance in Europe demonstrates that the Claire's brand translates worldwide. In fact, Claire's Europe was above plan for the fourth quarter and same store sales were positive low single digits.

         We ended fiscal 2002 with a total of 2,875 stores in operation. These were comprised of 1,638 Claire's Accessories in North America, 558 Claire's Accessories stores in Claire's Europe, 97 Claire's stores in Japan, 582 Icing by Claire's stores in North America.

         In fiscal 2003, we look forward to continuing the expansion of Claire's both domestically and internationally. We plan to open 195 stores total with 60 Claire's Accessories and 5 Icing by Claire's in North America, 120 stores in Europe and 10 in Japan.

         Domestically, our initiatives for store operations for fiscal 2003 is to ensure that our stores are clean, tidy and fun to shop. We have also addressed marketing and presentation issues at the store level. We have made our




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plan-o-grams easier to comply with and brought in a more generic and adaptable sign package that highlights the exceptional values and promotional emphasis of the season.

         Going forward, we will focus on the margins, specifically through inventory control and improved initial markups. We will continue to push sales wherever possible through promotions. Our every day value-price points are significant enough in conjunction with strong in-store signage to drive sales. In addition, we have the initial markups to cover more aggressive promotional pricing.

         I would now like to pass you back to Mr. Schaefer who will give you an outline of what we expect for the coming year.

MR. SCHAEFER

         Thank you Marla and Bonnie.

         Looking ahead, we are planning for positive 1 to 2 percent same store sales growth and earnings per diluted share of $1.15 for fiscal 2003. We anticipate mall traffic will remain erratic in fiscal 2003 and we have built this into our numbers. Our goal going forward is to concentrate on what we do best, our accessory business. We will continue to manage our inventory levels very conservatively and our expenses accordingly and we look forward to the retail environment returning to more normalized levels. We continue to scrutinize our expense structure and no controllable expense is being ignored as we strive to drive down our costs of doing business. We appreciate your support during these difficult times and we hope that fiscal 2003 will be a more profitable year and the retail environment improves compared to last year.

           Again, I want to thank each of you for attending our meeting today and your support throughout the year.





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